Exhibit 99.1

Press Release

Telenet announces First Nine Months 2007 results

• Strong financial results and solid RGU additions for 9M 2007

• EBITDA up 21%; yielding a record EBITDA margin of 48.5%

• Revised full year outlook at higher end of initial range

Belgium, November 6, 2007 — Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its consolidated results under International Financial Reporting Standards as adopted by the EU (“EU GAAP”) for the first nine months of 2007:

Highlights

•	Strong business performance led to financial results for the first nine months at the upper end of expectations for our full year outlook;
•	Triple play remains the corner stone of the Company, achieving a continued solid annual growth of triple play customers (up 33%) and ARPU per unique customer (up 14%);
•	Revenue of €691.0 million, up 15%;
•	EBITDA of €335.1 million, up 21%, yielding an EBITDA margin of 48.5% for the first nine months and of 50.0% for the third quarter;
•	Capital expenditures of €137.5 million, representing 20% of revenue compared to 25% of revenue last year;
•	Free cash flow, excluding one-off purchase of derivatives, of €153.5 million, an increase of 130% vs. €66.7 million last year; and
•

As of October 10, 2007, new credit facility drawn for €1.9 billion, representing a net leverage ratio of 4.2x of last quarter annualized EBITDA; payment of capital reduction of €6.00 per share scheduled for November 19, 2007.

For the nine months ended	Sep 2007	Sep 2006	Change %
Financial highlights (€ millions) - continuing operations
Revenue	691.0	598.7	15%
Net income, reported	120.9	3.6	n/m
Net income, excluding one-time effects	31.5	24.9	27%

Basic earnings per share (EUR)	1.17	0.03
Diluted earnings per share (EUR)	1.12	0.03

EBITDA (1)	335.1	276.2	21%
EBITDA margin %	48.5%	46.1%
Free cash flow, excl. purchase of derivatives	153.5	66.7	130%

Operational highlights (000 RGUs)
Basic cable television	1,718	1,606	7%
Premium television	375	233	61%
Broadband internet	850	697	22%
Fixed telephony	524	426	23%
Mobile telephony (active SIM cards)	44	2	n/a

Triple play customers (2)	287	215	33%
RGUs per unique customer (2) (3)	1.56	1.47	6%
ARPU per unique customer (€ / month) (2) (4)	30.5	26.8	14%

(1)          EBITDA is defined as Operating Profit + Depreciation and Impairment + Amortization + Amortization of Broadcasting Rights.

(2)          On Telenet network only, excluding former UPC Belgium area (Brussels and Leuven) and Partner Network.

(3)          Revenue Generating Unit (RGU) is separately a Basic Cable Subscriber, Broadband Internet Subscriber or Fixed Telephony Subscriber. A home may contain one or more RGUs.

(4)          Average monthly revenue (ARPU) per unique customer is calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and excluding interconnection revenue, installation fees and mobile telephony revenue) for the indicated period, divided by the average of the opening and closing unique customers for the period.

Commenting on the results, Duco Sickinghe, Telenet’s Chief Executive Officer, stated:

 “Having completed the first nine months of the year, I am very pleased to see that both our operational and financial results are yielding the higher end of our full year objectives. Our third quarter, which is often the slowest quarter in our industry due to the summer holidays, has exceeded our expectations across all levels. In the first nine months of 2007, we achieved our highest organic net additions ever with 240,000 new RGUs across all our residential product lines, resulting in a total RGU base of 3,467,000 and with the 3.5 million RGU milestone within near term reach. Despite the expected seasonality, we gained more customers in our third quarter compared to our second quarter thanks to excellent response to our summer campaigns and to a successful launch of our triple play offering in the UPC Belgium area.

It has now been a year since Telenet introduced bundled offers of broadband internet, flat fixed line telephony, mobile telephony and an innovative digital television product in the Belgian market, which strongly boosted our third quarter sales last year. We truly believe that this step has enhanced the performance of our Company across multiple facets; from a continuing increase in our ARPU per unique customer, up by 14% compared to the end of September 2006, to improving profitability and cash flow. It has brought us ample growth in our triple play customers, now representing almost a fifth of our total customer base. The fact that over the last quarter nearly half of our new customers immediately subscribed to two or more products emphasizes the importance of bundles in meeting our customers’ preferences to opt for a single provider of high quality entertainment and communication services at an attractive price.

Our financial performance demonstrates that the Company is creating increasing value for its shareholders. For the first nine months of the year, we enjoyed solid double-digit growth rates. We reported consolidated revenue of €691.0 million, up 15% from last year, of which less than a third is attributable to the UPC Belgium acquisition. Looking at our individual products, broadband internet was an important absolute contributor to our revenue growth, while we continue to see iDTV’s share growing. We are very pleased with our first nine months EBITDA of €335.1 million, an increase of 21% over the prior year period. Thanks to a solid third quarter, our year-to-date EBITDA margin reached 48.5%, which is over two percentage points higher than that of last year. This margin improvement is directly attributable to operational leverage gained through our process-oriented methodologies, increased customer focus and strict cost control. This combination of strong revenue growth and operational improvements resulted in a 45% increase of our operating profit, at €159.2 million for the first nine months of 2007 compared to €109.9 million for the corresponding 2006 period. Including finance costs and deferred taxes, our reported net income was €120.9 million for the first nine months of 2007 compared to €3.6 million for the prior year period. Excluding one-time effects due to a deferred tax asset and debt refinancing costs in both years, we achieved a net income of €31.5 million, up by 27% from last year’s €24.9 million. Our results for the first nine months of 2007 translated into free cash flow of €153.5 million, excluding the purchase of derivatives related to our refinancing, a substantial improvement of 130% compared to the prior year period.

Looking ahead, our final quarter of 2007 promises more developments. Continued investment in innovative and quality products being one of our key priorities, on December 1, 2007 we will start to introduce high definition television (HDTV) services on our interactive digital TV platform. Our HDTV services will offer our customers with images yielding up to five times more definition than standard digital broadcasts and improved digital sound, together with full interactivity. This represents another pioneering development for our customers, in addition to the continuous improvements ahead on our current Standard Definition platform, providing more than 100 channels and a valuable video-on-demand library.

On October 10, 2007, we successfully redeemed and repaid all our existing bank debt and bonds with a new senior credit facility that provides us greater flexibility in managing our capital structure and improved terms, and further providing a basis for reducing our cost of capital. As previously announced, we will for the first time execute our capital distribution to our shareholders on November 19, 2007.

The first nine months of the year have proven that the Company is well on track to achieve the full year outlook set out at the beginning of the year and reinforces our confidence in the continued growth of our business, a strong cash flow generation and our increasing focus on our customers and products. Nevertheless, we remain focused on our continued strong competition, the anticipated transitional operating expenses associated with the forthcoming launch of HDTV and the seasonally higher cost base typically seen in our final quarter of the year.

In conclusion, with the results of the first nine months of 2007 behind us and our assessments for the remainder of the year, we are pleased to revise our guidance for the full year 2007 to a revenue growth between 14% and 15%, an EBITDA margin of approximately 47% and capital expenditures of between €210 million and €220 million.”

About Telenet: Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet Solutions. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET.

Additional Information: Additional information on Telenet and its products can be obtained from www.telenet.be.  Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of our website. Our 2006 Annual Report and Reports for the Three Months ended March 31, 2007, Six Months ended June 30, 2007 as well as presentations related to the financial results of the Three Months ended March 31, 2007, Six Months ended June 30, 2007 and Nine Months ended September 30, 2007 have been or will be made available from the investor relations pages of our website (http://investors.telenet.be).

Contacts:

Press:	Jan de Grave	Stefan Coenjaerts
	Director Communications	Corporate Communications
	jan.de.grave@staff.telenet.be	stefan.coenjaerts@staff.telenet.be
	Phone: +32 15 333 465	Phone: +32 15 335 006

Analysts and	Vincent Bruyneel	Christiaan Sluijs
Investors:	Director Investor Relations	Analyst Investor Relations
	vincent.bruyneel@staff.telenet.be	christiaan.sluijs@staff.telenet.be
	Phone: + 32 15 335 696	Phone: +32 15 335 006

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995: Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; our ability to complete the integration of our billing systems; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations.  We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information: The audited consolidated annual financial statements of Telenet Group Holding as of and for the years ended December 31, 2005 and 2006 have in each case been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“EU GAAP”) unless otherwise stated.

1              Operational highlights

The progress in our operational performance remained strong during the third quarter, resulting in record year-on-year growth in subscriber additions across all our product lines. We added more than 504,000 RGUs over the last twelve months to reach a total RGU base of 3,467,000 by the end of September 2007. Excluding the UPC Belgium acquisition, our total RGU base grew by 331,000 units, our highest ever year-on-year increase. At the same time, our triple play customer base reached 287,000, up 33% year-on-year. Triple play customers now represent 18% of customers on the Telenet network, compared to 13% a year ago and contributed to a further increase in RGUs per unique subscriber to 1.56x as of September 30, 2007, compared to 1.47x as of September 30, 2006. This strong evolution is attributable to the ongoing success of our bundled offers that meet our customers’ needs for a single provider of all kinds of communication services. Our third quarter typically exhibits a seasonal slowdown compared to other quarters, but the success of our summer promotions and launch of our full product portfolio in the former UPC Brussels area boosted sales and net additions above expectations. Churn in the third quarter increased marginally compared to the previous quarter, but remains at the lowest levels we observe among industry peers. Compared to last year’s third quarter, we observed a small decline in our year-on-year net additions, which is attributable to initial high demand following the launch of bundles in September 2006.

The foregoing numbers do not include our mobile telephony service, which added a net 31,000 subscribers during the first nine months of the year, to reach a total of 44,000 mobile subscribers. Some recent slowdown in net additions in mobile telephony was due to seasonality and the insourcing of all back-office operations. These subscriber additions were achieved without incurring incremental marketing cost.

Alongside our improving triple play statistics, ARPU per unique customer on the Telenet network reported a record year-on-year increase, reaching  €30.5 per month for the third quarter of 2007, up from €26.8 in the third quarter of 2006 (+14% year-on-year). We believe this is a clear reflection of our successful bundle offering, stable broadband ARPUs and a continued digitalization of our basic cable television subscribers, generating incremental ARPU on top of the analog base fee.

Notwithstanding the heightened competitive environment, total net additions across all our products remained firm during the first nine months of this year,  and exceeded last year’s levels. We believe this trend reflects the continued attractiveness of our product offerings to our customers, and we are confident that our segmented multiple play strategy will further fuel our growth in both revenue and profitability.

1.1          Broadband internet

As of September 30, 2007, our total broadband internet subscribers reached 850,000, an increase of 22% or 153,000 subscribers compared to September 30, 2006.  We added over 121,000 subscribers during the first nine months of 2007, including the UPC Belgium acquisition.  On an organic basis, we added 79,000 internet subscribers during the first nine months of 2007, amid strong competition, which is an increase of 9% compared to the net additions for the first nine months of 2006.  We believe these results demonstrate our leadership in product quality and our strong customer service in broadband internet.

Of our 850,000 broadband internet subscribers, 28,000 were attributable to SME customers. Our residential broadband internet subscriber base grew to 822,000 by the end of September 2007, up from 672,000 at the end of September 2006. Churn in this service was slightly higher at 7.9% annualized for the third quarter of 2007, compared to 7.6% in Q3 2006.  For the first nine months of 2007, churn was at 7.4%, a reduction of 0.7 percentage points compared to 8.1% in the first nine months of 2006.

We maintained our nationwide broadband internet market share of approximately 37% as of the end of June 2007, despite our presence being only in the Flanders region.

The majority of our broadband internet subscriber base continues to opt for the medium and high-tier products, resulting in a stable broadband internet ARPU for both the third quarter and first nine months of 2007 compared to the respective periods a year ago.

For the first nine months of 2007, broadband internet revenue increased by 22% to €240.3 million from €197.2 million the year before.

1.2          Telephony

We ended the third quarter of 2007 with 524,000 telephony subscribers, an increase of 69,000 for the first nine months. Compared to a year ago, our telephony subscriber base grew by 23% or 97,000, reaching a penetration of over 20%.  Our residential telephony base reached 515,000 subscribers as of the end of September 2007, and the remaining 9,000 were SME customers.  As anticipated, we experienced continued downward pressure on our telephony ARPUs, primarily due to the addition of new subscribers on bundled tariffs and migrations of existing subscribers to the popular flat rate tariffs. We benefited from improved churn rates of 7.3% for the third quarter of 2007, compared to 8.4% for last year’s third quarter. For the first nine months of 2007, annualized churn improved by 1.7 percentage points to 7.5% from 9.2% last year.

The key drivers of our telephony subscriber growth continue to be our bundled offerings including fixed telephony with the FreePhone rate calling plan. Residential telephony remains a highly competitive market in which we anticipate continued innovation in the packaging of telephony services.

For the first nine months of 2007, fixed telephony revenue increased by 11% to €148.3 million from €134.2 million last year, reflecting high growth in telephony subscribers, offset by a decline in our recurring voice ARPU and interconnect termination rates.

Our mobile telephony product service had 44,000 active subscribers as of September 30, 2007,  an increase of 31,000 for the first nine months of 2007. This reflects slightly lower net additions in the third quarter as compared to previous quarters as a result of the seasonality in mobile sales and the insourcing of all back-office operations, enabling a strengthening of our direct relationship with Mobistar.

1.3          Television

By the end of September 2007 we had a total of 375,000 subscribers taking one or more premium television services from us, comprising 340,000 iDTV subscribers(1), 30,000 Prime customers (on the former Canal+ platform, the majority being in the Partner Network region) and 5,000 customers subscribing to premium content on the former UPC Belgium network.

During the first nine months of the year, we achieved a net increase of 114,000 subscribers and grew our customer base by 86% or 158,000 subscribers over the last twelve months.  Our net additions in the third quarter were impacted by a reporting adjustment (see footnote 1 for definition change) which reduced our reported iDTV net additions and subscriber base by 6,000.

(1) As of third quarter of 2007, we have adjusted the definition of “iDTV RGU”. Previously, multiple set top boxes at one household were reported as multiple RGUs.  As of September 2007, multiple set top boxes at one household are reported as one RGU.

Without this change, our iDTV subscriber base would have been 346,000 and net additions for the first nine months would have been 120,000 and 164,000 for the last twelve months.

During the third quarter of 2007, video-on-demand transactions were seasonally lower as expected. Nevertheless, total video-on-demand transactions in the third quarter grew faster (+128%) than our iDTV customer base (+86%), reflecting a growing number of transactions per iDTV customer. The combination of a positive trend in video-on-demand and additional package uptake rates resulted in incremental iDTV ARPU of €13.8 for the first nine months of 2007, compared to €13.6 a year ago.

Total premium television revenue generated by both our iDTV and PayTV customers reached €45.9 million for the first nine months of 2007, up from €34.7 million for the same period in 2006, an increase of 32% year-on-year.

Subscribers to basic analog and digital television services reached a total of 1,718,000 at the end of September 2007 compared to 1,606,000 a year earlier. Excluding subscribers on the acquired UPC Belgium network, we experienced a decrease in our basic TV subscriber base of 1% over the first nine months of the year. This decline is in line with our expectations amid competition from other digital television and satellite providers.  The impact of this loss of subscribers was more than offset by this year’s price indexation on the basic TV subscription fee, resulting in a slight revenue increase year-on-year.

On a consolidated level, basic TV revenue was €166.0 million for the first nine months of the year, up by 11% from the same period in 2006.

1.4          Telenet Solutions

Our business service division continues to deliver top line growth through its segmented approach in offering coaxial and fiber based products for voice, data and internet services. Revenue for the first nine months of 2007 reached €64.8 million, up 13% on the same period of last year.

In an environment that is highly sensitive to price and which is characterized by demanding service requirements, we continue to pursue our strategy of offering tailored quality solutions and products with high levels of service to business customers.

2              Financial Review

2.1          Revenue

Our total revenue for the first nine months of 2007 increased by 15% to €691.0 million from €598.7 million for the same period in 2006, reaching the upper end of our expectations for this period. Revenue for the third quarter of 2007 was €234.3 million, up 16% on a year-on-year basis. This result was attributable to the acquisition of UPC Belgium on December 31, 2006, organic growth in residential broadband internet, fixed telephony and iDTV subscribers and increasing ARPU per unique customer.  Growth in internet revenue (year-on-year: +€43.1 million or +22%) was again the most significant contributor, delivering approximately half of the total increase in the total revenue compared to the same period last year.  Of our total revenue, 35% is currently generated by broadband internet.

Premium cable television revenue was €45.9 million for the first nine months of 2007, an improvement of 32% which reflects the rapid uptake of our iDTV product.  As before, our reported premium cable television revenue excludes sales of iDTV set top boxes, which are classified under “Distributors / other”.  However, set top box rentals are included within premium cable television revenue.  In the first nine months of 2007, sales of iDTV set top boxes contributed €10.7 million of revenue, compared to €19.4 million for 2006.  This decrease is attributable to both the introduction of set top box rentals, which generate recurring revenue as opposed to upfront revenue from set top boxes sales, and to decreasing set top box prices being passed on to consumers. The remaining €15.0 million of the total €25.7 million of “Distributors/Other” revenue represents activation and installation fees on our cable television and other services.

2.2          Expenses

Total operating expenses from continuing operations for the first nine months of 2007 rose 9% to €531.8 million from €488.8 million a year ago.  More than one third of this increase is attributable to the UPC Belgium acquisition, implying that our organic growth in operating expenses is slower than our organic revenue growth.  Costs of services represented €408.0 million of total operating expenses, a year-on-year increase of 9%, including the impact of the UPC Belgium acquisition, a general rise in personnel expenses, higher call center capacity requirements, rising content costs and other operating costs reflecting the rapid growth of our subscriber base.  The balance of operating expenses, in selling, general and administrative (SG&A) expenses, grew 8% over the period, reaching €123.7 million for the first nine months of 2007, compared to €114.5 million in the prior year period, and reflecting increased sales activity.  Our sustained focus on cost control and process oriented improvements, resulted in costs of services provided as a percentage of total revenue decreasing to 59% for the first nine months of 2007, compared to 63% for the prior year period, and SG&A expenses as a percentage of total revenue decreased to 18% from 19% over the same periods.

2.3          EBITDA and Net result

EBITDA from continuing operations increased by 21% on a year-on-year basis to €335.1 million for the first nine months of 2007, from €276.2 million for the first nine months of 2006. We recorded an EBITDA margin of 48.5% in the first nine months 2007, compared to 46.1% a year earlier. Approximately one fifth of our growth in EBITDA was attributable to the acquisition of UPC Belgium, implying an organic EBITDA growth rate of 17% year-on-year, and reflecting the operational leverage of our triple play business. For the third quarter of 2007, EBITDA reached €117.2 million, yielding an EBITDA margin of 50.0% and a year-on-year growth rate of 25%.  Including depreciation and amortization, which increased at a slower pace than revenue, our operating profit for the first nine months of 2007 grew by 45% to €159.2 million from €109.9 million.

The Company’s net income for the first nine months of 2007 includes the one-time positive impact of €93.0 million relating to a long-term deferred tax asset established during the period, and a one-time cost of €3.7 million related to our recent refinancing.

Other factors contributing to our net income include interest expenses, the favorable impact of changes in the fair value of our foreign currency and interest hedging instruments and ongoing deferred taxes. Our net interest expense increased to €82.1 million for the first nine months of 2007 from €70.3 million in the prior year period.  The increase was the result of debt borrowings incurred for the UPC Belgium Acquisition and increases in the 3-month EURIBOR interest rate payable on our Senior Credit Facility.  These factors were partially offset by reductions in our total debt through prepayments and scheduled repayments to our Senior Credit Facility and Senior Notes between January and May 2006 and decreased margins on our Senior Credit Facility as a result of our declining leverage ratios. Net foreign exchange and derivatives expense generated a loss of €5.5 million during the first nine months of 2007 compared to a gain of €11.6 million in the prior year period. These changes are primarily a result of fluctuations in the fair value of the forward points on the foreign exchange forward contracts and the change in the fair value of our interest rate derivatives. Our result on derivative financial instruments also included €3.7 million of losses related to our refinancing, related to the release of Other Comprehensive Income on the hedged forecast repayment of the Senior Discount Notes.  At the end of the third quarter of 2007, we were no longer in a position to apply hedge accounting to our financial derivative instruments.

For the first nine months 2007, we had an income tax credit of €49.4 million compared to a tax expense of €26.3 million for the prior year period. Excluding the favorable impact from the deferred tax asset of €93.0 million, our recurring income tax expenses for the first nine months of 2007 were €43.6 million, of which the majority did not have any cash consequences.

Including all the factors described above, net income increased to €120.9 million for the first nine months of 2007, compared to net income from continuing operations of €3.6 million in the prior year period.  The net result for the first nine months of 2006 included an expense of €21.4 million associated with the refinancing of the Senior Credit Facility. Excluding the one-time impacts in both periods, we generated net income of €31.5 million in the first nine months of 2007, compared to €24.9 million in the prior year period, an increase of 27%.

2.4          Cash flow and Liquidity

Net cash from operating activities increased to €255.6 million for the first nine months of 2007 from €214.6 million for the first nine months of 2006. This increase principally reflects the higher operating margin achieved compared to the same period last year partially offset by the impact of a one-off purchase of derivatives of €35.7 million as a premium on our new cap contracts. We generated free cash flow (defined as cash flow from operations less cash used in investing activities) of €117.9 million in the first nine months of 2007. Excluding the one-off purchase of derivatives, our free cash flow amounted to €153.5 million for the first nine months of 2007, a 130% increase to the €66.7 million generated during the first nine months of 2006.

The Company held €88.4 million of cash and cash equivalents as of September 30, 2007, compared to €58.8 million as of December 31, 2006.  This increase represents our net cash flow generation, less debt prepayments, scheduled repayments and a first installment of costs related to our debt refinancing during the first nine months of 2007.  On September 28, 2007 Telenet made a third scheduled repayment of €11.0 million under Tranche A of the Senior Credit Facility.  On each of April 30, 2007 and June 29, 2007, Telenet voluntary prepaid €50.0 million of the Tranche B revolver of the Senior Credit Facility using excess cash on the balance sheet.  The Company further incurred a first installment of €25.3 million in debt issuance costs related to our new senior credit facility in September 2007 and received proceeds from the exercise of subordinated debt warrants during the first nine months of this year which generated €78.0 million.

As of October 10, 2007, our previous long term debts of €1.2 billion were successfully refinanced by a new senior credit facility of €2.3 billion, of which €1.9 billion has been initially drawn. Based on our annualized third quarter EBITDA, the drawn amount represents a net leverage ratio of 4.2x. Of the initial drawdown, €656.0 million was allocated to fund a capital reduction to our shareholders of €6.00 per share, scheduled for November 19, 2007. Please refer to section 3.5 for more details about the terms and structure of the new senior credit facility.

2.5          Capital expenditures

Capital expenditures were €137.5 million for the first nine months of 2007, compared to €147.5 million for the same period last year. Approximately two-thirds of our capital expenditure was related to subscriber growth or was network growth related.  We benefited from operational improvements and scale and our installation cost per new subscriber decreased compared to last year. The balance represented fixed asset network investments and replacements. As a percentage of revenue, total capital expenditures decreased to 20% in the first nine months of 2007 compared to 25% for the prior year period.  Our capital expenditures exhibit seasonality and we expect that such seasonality, together with anticipated progress in our network upgrade project, will result in our capital expenditures being higher in the final quarter of this year than prior quarters.

3              Outlook and Other information

3.1          Outlook

Having completed the first nine months of 2007, we are confident that the Company will achieve the higher end of the full year outlook set out at the beginning of 2007.  We have benefited from strong operational performance across all our residential product lines and from good progress in the integration of our UPC Belgium acquisition, together resulting in a top line revenue growth of 15% year-to-date. Simultaneously, we have implemented numerous process improvements, are continuing to leverage our triple play platform, and are clearly seeing gains through bundled offerings.  We reserve some caution for our fourth quarter amid continuing strong competition, increased costs associated with the launch of HDTV and the seasonal increase in marketing and other operating expenses that is typical of our fourth quarters.

We expect that progress in our network upgrade projects and an expected increase in installation activities will both raise our capital expenditure spend in our remaining quarter.

All factors considered, we believe that the Company is well positioned to achieve the upper end of our previously announced outlook for the full year 2007 and are therefore confident in revising our 2007 full year outlook as follows:

	Initial outlook	Revised outlook
Revenue growth	12 — 15%	14 — 15%
EBITDA margin	> 45%	approximately 47%
Capital expenditures(1)	€210 — 230 million	€210 — 220 million

(1) excludes projected expenditures related to our headquarters building from 2006 to 2008, which will be funded by a finance lease, but includes capital expenditures supporting Digibox and Digicorder rental offering.

3.2          Dividend policy

Certain articles under Belgian Company law and under Telenet Group Holding’s Articles of Association restrict the ability of Telenet Group Holding to make dividend payments until certain minimum reserves are attained. In addition, our group’s new senior credit facility imposes significant restrictions on our ability to make dividends or other distributions.  As a result, our ability to pay dividends relies on numerous factors, the impact of which we can not forecast with certainty.

3.3          Procedures of the Independent Auditor

The statutory auditors, PricewaterhouseCoopers Reviseurs d’Entreprises SCCRL, represented by Bernard Gabriëls, have confirmed that their review procedures, which are substantially complete,

have not revealed any significant matters requiring adjustment of the first nine months of 2007 condensed consolidated income statement, balance sheet, or statements of cash flows and changes in Group shareholders’ equity included in this press release.

3.4          Subsequent events

•      Dispute with Interkabel

Telenet and Interkabel have been discussing Interkabel’s desire to provide video-on-demand and related digital interactive services over the Telenet Partner Network. These discussions were complicated by differences in the parties’ interpretation of the precise scope of the long-term exclusive right to provide point-to-point services over the Telenet Partner Network that the PICs contributed to Telenet in exchange for stock in 1996. Telenet learned that the PICs intended to launch certain digital interactive services in breach of Telenet’s exclusive right to provide point-to-point services on the Telenet Partner Network and therefore instituted legal action before the courts of Brussels to protect its rights. On July 5, 2007, the Court of Brussels issued an injunction, prohibiting the PICs from offering video-on-demand and other interactive services on the Telenet Partner Network. The PICs appealed the court decision on July 28, 2007.

3.5          Structure and terms of new Senior Credit Facility

On August 1, 2007 (the Signing Date), Telenet Bidco NV (the Borrower), an indirect subsidiary of Telenet, executed a new senior credit facility agreement, as amended and restated by supplemental agreements dated August 22, 2007, September 11, 2007 and October 8, 2007 (the New Telenet Credit Facility).  The New Telenet Credit Facility provides for (i) a €530.0 million Term Loan A Facility (the New Telenet TLA Facility) maturing five years from the Signing Date, (ii) a €307.5 million Term Loan B1 Facility (the New Telenet TLB1 Facility) maturing seventy-eight months from the Signing Date, (iii) a €225.0 million Term Loan B2 Facility (the New Telenet TLB2 Facility) maturing seventy-eight months from the Signing Date, (iv) a €1,062.5 million Term Loan C Facility (the New Telenet TLC Facility) maturing eight years from the Signing Date, and (v) a €175.0 million Revolving Facility (the New Telenet Revolving Facility) maturing seven years from the Signing Date.

On October 10, 2007, the New Telenet TLA Facility, the New Telenet TLB1 Facility and the New Telenet TLC Facility were drawn in full.  The New Telenet TLB2 Facility is available to be drawn up to and including July 31, 2008.  The New Telenet Revolving Facility is available to be drawn through June 2014.  The proceeds of the New Telenet TLA Facility, the New Telenet TLB1 Facility and the first €462.5 million drawn under the New Telenet TLC Facility have been used primarily to (i) redeem in full the outstanding principal and accrued interest of the Telenet Senior Discount Notes, (ii) redeem in full the outstanding principal and accrued interest of the Telenet Senior Notes and (iii) repay in full the amounts outstanding under the 2006 Telenet Credit Facility.  The New Telenet TLB2 Facility and the remaining amounts under the New Telenet TLC Facility may be used for general corporate purposes (including permitted acquisitions) and to provide funding to Telenet, via a dividend or inter-company loan, for a distribution to Telenet’s shareholders by way of a capital reduction. On August 6, 2007, Telenet announced that approximately €656.0 million of the cash proceeds from the New Telenet Credit Facility will be used to fund a distribution to shareholders by way of a capital reduction of approximately €6.00 per share.  This distribution is expected to take place on or around November 19, 2007.

The applicable margin for the New Telenet TLA Facility is 2.25% per annum over EURIBOR. The applicable margin for the New Telenet TLB1 Facility is 2.50% per annum over EURIBOR. The margins of the New Telenet TLB2 and New Telenet TLC Facilities are subject to certain market flex conditions. The applicable margin for the New Telenet Revolving Facility is 2.125% per annum over EURIBOR. Since the New Telenet TLB2 Facility and the New Telenet TLC Facility are still in the process of syndication, no margins are disclosed yet, however both are subject to a cap.

The New Telenet TLA Facility and the New Telenet TLC Facility will be repaid in full at maturity.  The New Telenet TLB1 Facility and the New Telenet TLB2 Facility will each be repaid in three equal installments, the first installment on the date falling sixty-six months after the Signing Date, the second installment on the date falling seventy-two months after the Signing Date and the final installment payable at maturity.  Advances under the New Telenet Revolving Facility will be repaid at the end of the applicable interest period and all advances outstanding will be repaid in full at maturity.

In addition to customary restrictive covenants, prepayment requirements and events of default, the New Telenet Credit Facility requires compliance with a Net Total Debt to Consolidated Annualized EBITDA covenant and a Consolidated EBITDA to Total Cash Interest covenant, each capitalized term as defined in the New Telenet Credit Facility.  The Borrower under the New Telenet Credit Facility is permitted to make certain distributions and restricted payments to its shareholders subject to compliance with applicable covenants.  The New Telenet Credit Facility is secured by (i) pledges over the shares of the Borrower and certain of its subsidiaries, (ii) pledges over certain inter-company and subordinated shareholder loans and (iii) pledges over certain receivables, real estate and other assets of the Borrower, Telenet and certain other Telenet subsidiaries, in line with the 2006 Telenet Credit Facility.

The New Telenet TLB2 Facility has a commitment fee on undrawn and uncancelled commitments of 40% of the applicable margin of the New Telenet TLB2 Facility subject to a maximum of 1.00%. The New Telenet Revolving Facility has a commitment fee on undrawn and uncancelled commitments of 40% of the applicable margin of the New Telenet Revolving Facility subject to a maximum of 0.75% p.a.

4              Telenet Group Holding NV — Selected EU GAAP

                consolidated statement of operations detail

As of and for the periods ended	Sep 2007	Sep 2007	Change %
RGUs (in thousands)
Homes passed - Telenet Network	1,727	1,711	1%
Homes passed - Partner Network	822	814	1%
Homes passed -Telenet Brussels Netw.	187	—	n/a

Television
Basic analog TV	1,374	1,424	-4%
Basic digital TV	344	182	89%
Total basic TV	1,718	1,606	7%

Premium TV - Telenet Network	12	20	-42%
Premium TV - Partner Network	24	30	-22%
iDTV	340	182	86%
Total Premium TV	375	233	61%

Internet
Residential Broadband Internet	822	672	22%
Business Broadband Internet	28	25	10%
Total Broadband Internet	850	697	22%

Telephony
Residential Telephony	515	420	23%
Business Telephony	9	7	25%
Total Telephony	524	427	23%
Mobile telephony (active customers)	44	2	n/a

Total RGUs (excl. Mobile telephony)	3,468	2,964	17%

Churn for the three months ended

Basic cable television	7.1%	5.6%
Residential broadband internet	7.9%	7.6%
Residential telephony	7.3%	8.4%

Unique Customer Information on Telenet Network

RGUs per unique customers	1.56	1.47	6%
Total unique customers (in thousands)	1,589	1,606	-1%
ARPU per unique customer (for the three months ended, in € / month)	30.5	26.8	14%

5                                         Telenet Group Holding NV — Selected EU GAAP condensed consolidated statements

5.1          Selected EU GAAP consolidated statement of operations detail

                (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended September 30,			For the nine months ended September 30,
	2007	2006	% Change	2007	2006	% Change
Revenue
Basic cable television	55.7	49.7	12%	166.0	149.2	11%
Premium cable television	16.2	12.0	36%	45.9	34.7	32%
Distributors / other	8.7	8.8	-1%	25.7	26.2	-2%
Residential broadband internet	81.6	67.4	21%	240.3	197.2	22%
Residential telephony	50.0	45.1	11%	148.3	134.2	11%
Business services	22.1	19.5	13%	64.8	57.2	13%

Subtotal Continuing Operations	234.3	202.5	16%	691.0	598.7	15%

Revenue Discontinued Operations	—	2.0		—	6.2
Total	234.3	204.5		691.0	604.9

Expenses

Costs of services provided	(137.8)	(128.5)	7%	(408.0)	(374.3)	9%

Gross Profit	96.5	74.1	30%	283.0	224.4	26%

Selling, general and administrative costs	(40.8)	(38.2)	7%	(123.7)	(114.5)	8%

Operating profit	55.7	35.9	55%	159.2	109.9	45%

Finance costs, net	(39.4)	(22.0)	79%	(87.6)	(80.0)	9%
Net profit before income taxes	16.2	13.9	16%	71.4	29.9	n/a
Income tax benefit (expense)	(13.0)	(9.2)	41%	49.4	(26.3)	n/a

Net income from continuing operations	3.2	4.7	-33%	120.9	3.6	n/a

EBITDA	117.2	93.7	25%	335.1	276.2	21%
margin %	50.0%	46.3%		48.5%	46.1%

Weighted average shares outstanding	106,018,133	100,785,422		103,031,740	100,836,470
Basic net earnings per share	0.03	0.05		1.17	0.03
Diluted net earnings per share	0.03	0.04		1.12	0.03

Expenses by Nature

Employee benefits	28.2	28.9	-2%	90.6	81.4	11%
Depreciation	48.2	45.7	6%	135.0	130.3	4%
Amortization	11.6	10.7	8%	35.6	32.2	10%
Amortization of broadcasting rights	1.7	1.4	24%	5.2	3.8	40%
Network operating and service costs	66.7	60.4	10%	196.6	180.8	9%
Advertising, sales and marketing	12.2	12.9	-5%	39.8	40.6	-2%
Other costs	10.1	8.8	15%	28.9	26.2	10%

Total Expenses	178.6	168.6	6%	531.8	495.2	7%

Attributable to continued operations	178.6	166.6	7%	531.8	488.8	9%
Attributable to discontinued operations	—	2.0	n/a	—	6.4	n/a

5.2          EU GAAP Condensed consolidated statement of operations

                (unaudited)

(€ in millions, except percentages and per share amounts)	For the three months ended September 30,			For the nine months ended September 30,
	2007	2006	% Change	2007	2006	% Change
Revenue	234.3	202.5	16%	691.0	598.7	15%
Costs of services provided	(137.8)	(128.5)	7%	(408.0)	(374.3)	9%

Gross profit	96.5	74.1	30%	283.0	224.4	26%

Selling, general and administrative	(40.8)	(38.2)	7%	(123.7)	(114.5)	8%

Operating profit	55.7	35.9	55%	159.2	109.9	45%

Finance costs, net	(39.4)	(22.0)	79%	(87.6)	(80.0)	9%
Share of the loss of associates accounted for using the equity method	(0.1)	—	n/a	(0.2)	—	n/a

Net profit before income tax	16.2	13.9	16%	71.4	29.9	139%

Income tax benefit (expense)	(13.0)	(9.2)	41%	49.4	(26.3)	n/a

Net income from continuing operations	3.2	4.7	-33%	120.9	3.6	n/a
Discontinued operations
Loss from discontinued operations	—	(0.1)	n/a	—	(0.3)	n/a

Net income	3.2	4.6	-31%	120.9	3.2	n/a

Basic earnings per share	0.03	0.05		1.17	0.03
Diluted earnings per share	0.03	0.04		1.12	0.03

5.3          EU GAAP Condensed consolidated statement of cash flows

                (unaudited)

	For the nine months ended September 30,
(€ in millions)
	2007	2006	% Change
Cash flows provided by operating activities	255.6	214.6	19%
Cash flows used in investing activities	(137.8)	(147.9)	-7%
Cash flows used in financing activities	(88.3)	(178.4)	-51%
Net increase (decrease) in cash and cash equivalents	29.6	(111.8)	-126%

5.4          EU GAAP Condensed consolidated balance sheets (unaudited)

	Sep 30, 2007	Dec 31, 2006
(€ in thousands)
Assets
Non-current Assets:
Property and equipment, net	992.8	973.4
Goodwill	1,097.1	1,148.7
Other intangible assets, net	266.6	278.8
Financial fixed assets	0.1
Other assets	83.5	2.3
Total non-current assets	2,440.1	2,403.3

Current Assets:
Trade receivables, net	98.5	105.3
Other current assets	60.0	24.4
Cash and cash equivalents	88.4	58.8
Total current assets	247.0	188.8

TOTAL ASSETS	2,687.0	2,592.1

EQUITY AND LIABILITIES
Equity:
Contributed capital	1,081.1	1,656.6
Other reserves	890.7	891.5
Hedging reserves	—	(3.6)
Retained loss	(1,702.0)	(1,822.9)
Total equity	269.8	721.7

Non-current Liabilities
Long-term debt, less current portion	1,241.0	1,330.8
Derivative financial instruments	—	36.5
Unearned revenue	13.3	14.8
Other liabilities	43.9	29.7
Total non-current liabilities	1,298.2	1,411.9

Current Liabilities
Short-term borrowings	—	15.7
Current portion of long-term debt	28.5	59.8
Accounts payable	183.9	180.5
Accrued expenses and other current liabilities	788.5	79.5
Unearned revenue	118.1	123.2
Total current liabilities	1,119.0	458.6

Total liabilities	2,417.2	1,870.4

TOTAL EQUITY AND LIABILITIES	2,687.0	2,592.1